Exhibit 1.01
Booz Allen Hamilton Holding Corporation
Conflict Minerals Report
For the year ended December 31, 2016

Introduction
This Conflict Minerals Report of Booz Allen Hamilton Holding Corporation ("we," "us," "our," "Booz Allen" or the "Company") is prepared for calendar year 2016 in accordance with Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934, as amended. The term "Conflict Minerals" is defined in the Rule and refers to gold and columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (the "Conflict Minerals" or "3TG"). The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products containing Conflict Minerals that are necessary to the functionality or production of those products if the company has reason to believe that the Conflict Minerals may have originated in the Democratic Republic of the Congo or any of the adjoining countries of Angola, Burundi, the Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (the "Covered Countries").
Company and Product Overview
Booz Allen is a leading provider of management and technology consulting, engineering, analytics, digital solutions, mission operations, and cyber expertise to U.S. and international governments, major corporations, and not-for-profit organizations. We support critical missions for a diverse base of federal government clients, including nearly all of the U.S. government's cabinet-level departments, as well as increasingly for top-tier commercial and international clients. We support these clients by helping them tackle their most complex and pressing challenges such as protecting soldiers in combat and supporting their families, advancing cyber capabilities, keeping our national infrastructure secure, enabling and enhancing digital services, transforming the healthcare system, and improving government efficiency to achieve better outcomes. Our U.S. commercial clients are primarily in the financial services, healthcare and life sciences, energy, high-tech manufacturing, retail, and automotive industries. Our international clients are primarily in the Middle East, along with a growing presence in Southeast Asia. Although the vast majority of our revenue is derived from our service offerings, a certain portion of our operations involves manufacturing or contracting to manufacture low production numbers of special purpose products for various clients, primarily our U.S. government clients, which include electronic components containing 3TG necessary to the functionality or production of such products (the "Covered Products").
Design of Conflict Minerals Program
Our due diligence has been designed to conform, in all material respects, with the internationally recognized five-step framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and related supplements for 3TG, specifically as it relates to our position in the minerals supply chain as a "downstream" company.
Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5: Report annually on supply chain due diligence
As a downstream company, generally, there are multiple tiers between us and the source of raw materials that enter the manufacturing process. Therefore, we must rely on our direct suppliers to work with their upstream suppliers to provide us with information on the origin of the 3TG contained in components of our Covered Products.

Due Diligence Measures Performed
Step 1: Establish strong company management systems

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We have a multidisciplinary internal working group to oversee our compliance efforts and implement our due diligence measures. Our working group is comprised of representatives from legal, ethics, procurement, finance, sustainability and engineering.

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We have a Conflict Minerals position statement that sets forth our commitment to responsibly sourcing minerals and establishes our expectations of our suppliers. This statement is publicly available on our website at http://www.boozallen.com/insights/better-our-world/sustainability/conflict-minerals.

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We have an ethics and compliance hotline and a conflict minerals e-mail address that provides employees and suppliers with a mechanism to report violations of our Conflict Minerals compliance program or other concerns.

•	We maintain records relating to our Conflict Minerals program in accordance with recommended record retention guidelines.

•	We provide reports to the Audit Committee of our Board of Directors at least annually about the Company's practices with respect to Conflict Minerals due diligence.
Step 2: Identify and assess risks in the supply chain

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We analyzed our products, managed services and tools offerings to identify the products that were likely to contain 3TG and analyzed contract and subcontract data to identify the contracts in which we manufactured or contracted to manufacture a product likely to contain 3TG. We worked with the corresponding client-facing teams to develop a list of suppliers associated with each such product.

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We informed the identified suppliers of our compliance requirements and our intention to comply with the Rule. We also provided the identified suppliers a copy of our Conflict Minerals position statement.

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We requested that each identified supplier complete and return to us a copy of the Conflict Minerals reporting template developed by the Electronic Industry Citizenship Coalition and The Global e-Sustainability Initiative (the "EICC Template") and provide us with any updates of any changes to their responses.

•	We reviewed the completed EICC Templates for reasonableness of responses and to identify incomplete information, inconsistencies or other apparent inaccuracies.
Step 3: Design and implement a strategy to respond to identified risks

•	We followed up with direct suppliers that did not respond to our request for Conflict Minerals information by the requested date or to obtain further information from them as necessary.

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The large majority of the responses received from our direct suppliers provided data at a company or divisional level or were unable to specify the smelters or refiners used for components or materials supplied to us. Several of our direct suppliers indicated that they had not finished the due diligence on their own supply chain and therefore could not complete the EICC Template.

•	If a risk is identified in our supply chain, we engage with our direct supplier and take appropriate steps to mitigate the risk.

Step 4: Carry out independent third-party audit of smelter's/refiner's due diligence practices

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Due to our position in the supply chain, we do not conduct or commission independent third-party audits of smelters or refiners and rely on independent, third-party audits conducted by the Conflict-Free Sourcing Initiative ("CFSI") as necessary.

Step 5: Report annually on supply chain due diligence

•	This Report and the accompanying Form SD are publicly filed with the U.S. Securities Exchange Commission and available on our website at www.boozallen.com.
Results of Our Due Diligence Measures
As previously discussed, we requested identified suppliers to complete the EICC Template to determine the facilities used to process 3TG and the mines or locations of origin of the 3TG in our supply chain. The large majority of the responses received from our direct suppliers provided data at a company or divisional level and were unable to specify the smelters or refiners used for components supplied to us. We were therefore unable to determine whether any of the 3TG that these suppliers reported was actually contained in components or parts that the suppliers supplied to us, or determine if any of the smelters or refiners were actually in our supply chain. Based on our due diligence, we were unable to determine the country of origin of the 3TG contained in the Covered Products, the facilities used to process them, their mine or location of origin, or to determine whether they came from recycled or scrap sources.
Future Efforts to Mitigate Risk
We intend to continuously improve our due diligence efforts to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the Covered Countries by:

•	Continuing to make our suppliers aware of our position statement on Conflict Minerals.

•	Continuing to engage suppliers to obtain current, accurate and complete information about our supply chain.

•	Encouraging suppliers to increase the participation rate of smelters and refiners in the Conflict-Free Smelter Program developed by the CFSI.
We expect to continue our risk mitigation efforts, monitor evolving best practices and implement those we believe will help us address the ongoing issue of Conflict Minerals in the global supply chain.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as "believe," "intend," "expect," "will" or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers, on a timely basis or at all, (2) whether market participants responsibly source Conflict Minerals, and (3) changes in the Rule and other political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of filing of this document. The Company does not intend, and undertakes no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

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